"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  June 30, 2004"

Name of Fund:		GAMerica Capital Fund
Name of Security:		Life Time Fitness

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "		Reg No: 333/113764
or eligible 144A?

Time of Acquisition
-  Date First Offered		6/29/04
-  Date of Fund's subscription		6/29/04


Reasonableness of Spread
-  Offering Price Per Unit		$18.5
-  Amount of Spread:  Gross Spread		1.295
                                   Selling Concession		0.777
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 9,900,000 "
-  Purchase Price per Unit		$18.5
-  Total Units Purchased		" 10,000 "
-  Total Purchase Price		"$180,000"
-  Percentage of Offering Purchased		0.1%
-  Any Shares Purchased by Other Funds		No
   in family?

From Whom Purchased
-  Selling Dealer(s)		CSFB
-  Syndicate Manager(s)		Banc of America, UBS, Piper Jaffray,
				William Blair